Exhibit (a)(1)(F)

Investor Warrant

EXHIBIT A-2

FIRST AMENDMENT TO

WARRANT TO PURCHASE COMMON STOCK

This First Amendment (the “Amendment”) to Warrant to Purchase Common Stock (the “Warrant”), is made and entered into effective as of November 16, 2012 (the “Effective Date”), by and between Organovo Holdings, Inc., a Delaware corporation (the “Company”) and the undersigned (the “Holder”). Capitalized terms used but not otherwise defined herein shall have the same meanings as set forth in the Warrant.

WHEREAS, in connection with the Company’s tender offer with respect to the amendment and exercise of certain issued and outstanding warrants to purchase shares of common stock of the Company, including the Warrant, as set forth in that certain Offer to Amend and Exercise Warrants to Purchase Common Stock of Ogranovo Holdings, Inc. dated November 16, 2012, a copy of which has been delivered to the Holder (the “Offer to Amend and Exercise”), the Company and the Holder desire to amend the Warrant as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, the parties hereby agree as follows:

1. Expiration Date. The Expiration Date contained in the first unnumbered paragraph of the Warrant is hereby amended and restated to be 5:00 p.m., Pacific time, on December 17, 2012, as may be extended by the Company in its sole discretion. In addition, the reference to “Void After: [                    ], 201   ” in the heading of the Warrant shall be deleted in its entirety.

2. Exercise Price. The Exercise Price contained in the second unnumbered paragraph of the Warrant is hereby amended and restated to be $0.80 per share of Common Stock.

3. Exercise Period. Section 1(a) of the Warrant is hereby amended and restated in its entirety as follows:

“(a) Exercise Period. The Holder may exercise this Warrant in whole or in part on any Business Day on or before 5:00 P.M., Pacific time, on the Expiration Date, at which time this Warrant shall become void and of no value.”

4. Exercise Procedures. Section 1(b) of the Warrant is hereby amended and restated in its entirety as follows:

“(b) Exercise Procedures.

(i) The purchase rights represented by this Warrant shall be deemed exercised by delivery before the Expiration Date of all of the following: (i) a signed copy of the Election to Participate and Exercise Warrant (as defined in that certain Offer to Amend and Exercise Warrants to Purchase Common Stock of Ogranovo Holdings, Inc. dated November 16, 2012 (the “Offer to Amend and Exercise”), (ii) a signed copy of an Accredited Investor Questionnaire (as defined in the Offer to Amend and Exercise), (iii) the original copy of this Warrant (or an Affidavit of Lost Warrant in the form required by the Offer to Amend and Exercise) for cancellation, and (iv) cash in the amount equal to $0.80 per share multiplied by the number of Warrant Shares the Holder elects to purchase (collectively, the “Acceptance and Exercise Documents”). The cash may be tendered in the form of a check payable to Organovo Holdings, Inc. or by wire transfer to the Company’s account as set forth in the Election to Participate and Exercise Warrant. Each of the Acceptance and Exercise Documents must be properly delivered, before the Expiration Date to: Organovo Holdings, Inc., 6275 Nancy Ridge Drive, San Diego, CA 92121, Attn: Corporate Secretary. This Amendment shall be deemed ineffective and null and void if all of the Acceptance and Exercise Documents are not delivered in accordance herewith prior to the Expiration Date.

(ii) Upon the exercise of this Warrant in compliance with the provisions of Section 1(b)(i), as promptly as reasonably practicable, the Company shall issue and deliver to the person or persons entitled to receive the same a certificate or certificates for that number of Warrant Shares issuable upon such exercise, but not later than five (5) business days prior to the expiration of the Lock-Up Period (as defined in Section 20 hereof). In the event that the rights under this Warrant are exercised in part and have not expired, the Company shall execute and deliver a new Warrant reflecting the number of Warrant Shares that remain subject to this Warrant.

(iii) No fractional shares or scrip representing fractional shares shall be issued upon the exercise of the rights under this Warrant. In lieu of such fractional share to which the Holder would otherwise be entitled, the Company shall make a cash payment equal to the Exercise Price multiplied by such fraction.

5. Partial Exercise. Section 1(c) of the Warrant is hereby deleted in its entirety.

6. Adjustment of Exercise Price Upon Issuance of Additional Shares of Common Stock. Section 3(d) of the Warrant is hereby deleted in its entirety.

7. Lock-Up Period. The Warrant is hereby amended by adding a new Section 20 as follows:

“20. Lock-Up Period.

(a) Lock-Up Restrictions. Holder agrees not to sell, make any Short Sale (as defined below) of, loan, grant any option for the purchase of, or otherwise dispose of any of the Shares issuable upon the exercise of this Warrant without the prior written consent of the Company for a period of twenty (20) days after the Expiration Date (the “Lock-Up Period”). For the avoidance of doubt, Holder may transfer during the Lock-Up Period any such Shares to any of its Affiliates provided that such Affiliate(s) agree to be bound by the same lock up restrictions.

(b) Stop-Transfer Instructions. In order to enforce this Section 20, the Company may impose stop-transfer instructions with respect to the Shares of Holder (and the shares of every other Holder subject to the restrictions in this Section 20).”

8. Short Sales. The Warrant is hereby amended by adding a new Section 21 as follows:

“21. Short Sales. Until the expiration of the Lock-Up Period, other than with respect to the transactions contemplated herein, neither the Holder nor any Affiliate of such Holder which (x) had knowledge of the transactions contemplated hereby, (y) has or shares discretion relating to such Holder’s investments or trading or information concerning such Holder’s investments, including in respect of the shares and warrants, and (z) is subject to such Holder’s review or input concerning such Affiliate’s investments or trading (collectively, “Trading Affiliates”) will directly or indirectly, alone or with any individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind (collectively “Persons”), acting on behalf of or pursuant to any understanding with such Holder or Trading Affiliate, effect or agree to effect any Short Sales (as defined below) involving the Company’s shares of common stock or other securities of the Company. Notwithstanding the foregoing, in the case of a Holder and/or Trading Affiliate that is, individually or collectively, a multi-managed investment bank or vehicle whereby separate portfolio managers manage separate portions of such Holder’s or Trading Affiliate’s assets and the portfolio managers have no direct knowledge of the investment decisions made by the portfolio managers managing other portions of such Holder’s or Trading Affiliate’s assets, the covenants set forth above shall apply only with respect to the portion of assets managed by the portfolio manager that have knowledge about the transactions contemplated by this Warrant. For purposes hereof, “Short Sale” shall include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, whether or not against the box, and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, short sales, swaps, “put equivalent positions” (as defined in Rule 16a-1(h) under the Exchange Act) or similar arrangements (including on a total return basis), or sales or other transactions through non-U.S. broker dealers or foreign regulated brokers.”

9. Necessary Acts. Each party to this Amendment hereby agrees to perform any further acts and to execute and deliver any further documents that may be necessary or required to carry out the intent and provisions of this Amendment and the transactions contemplated hereby.

10. Governing Law. This Amendment shall be governed, construed and interpreted in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law.

11. Continued Validity. Except as otherwise expressly provided herein, the Warrant shall remain in full force and effect.

12. Approval of Amendment; No Execution Required. By Holder’s execution and delivery of an Election to Participate and Exercise Warrant together with the other Acceptance and Exercise Documents in accordance with the terms of the Offer to Amend and Exercise, each of the Company and the Holder shall be deemed to have authorized, approved and executed this Amendment.

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